Exhibit 10.1

CONTRIBUTION AGREEMENT

by and between

PBF ENERGY COMPANY LLC

and

PBF LOGISTICS LP,

dated as of

May 5, 2015

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1	Definitions	3
Section 1.2	Rules of Construction	13

ARTICLE II
CONTRIBUTION; CLOSING

Section 2.1	Contribution of Subject Interests	14
Section 2.2	Consideration	14
Section 2.3	The Closing	14

ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO PBF ENERGY

Section 3.1	Organization	15
Section 3.2	Authorization; Enforceability	15
Section 3.3	No Conflict	16
Section 3.4	Litigation	16
Section 3.5	Brokers' Fees	17
Section 3.6	Investment Representation	17

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO THE TRANSFERRED COMPANIES AND THE DELAWARE LOGISTICS ASSETS

Section 4.1	Organization of Toledo Terminaling	17
Section 4.2	Capitalization	17
Section 4.3	No Conflict	18
Section 4.4	Delaware Logistics Assets	18
Section 4.5	Subsidiaries	18
Section 4.6	Absence of Certain Changes	18
Section 4.7	Contracts	18
Section 4.8	Company Guarantees	19
Section 4.9	Intellectual Property	19
Section 4.10	Litigation	19
Section 4.11	Taxes	19
Section 4.12	Environmental Matters	19
Section 4.13	Legal Compliance; Permits	20
Section 4.14	Insurance	20

i

Exhibits
Exhibit A        -    Form of Third Amended and Restated Omnibus Agreement
Exhibit B        -    Form of Third Amended and Restated Operation and                         Management Services and Secondment Agreement
Exhibit C        -    Form of Delaware Pipeline Services Agreement
Exhibit D        -    Form of Delaware City Truck Loading Services Agreement
Exhibit E        -    Description of Delaware Logistics Assets

Disclosure Schedules
Schedule 1.1(i)    -    Partnership Knowledge
Schedule 1.1(ii)    -    PBF Energy Knowledge
Schedule 1.1(iii)    -    Permitted Liens
Schedule 3.3        -    PBF Approvals
Schedule 3.5        -    PBF Energy Brokers’ Fees
Schedule 4.7        -    Material Contracts
Schedule 4.10        -    Litigation
Schedule 4.11        -    Taxes
Schedule 4.12        -    Environmental Matters
Schedule 4.14        -    Insurance
Schedule 5.3        -    Partnership Approvals
Schedule 5.5        -    Partnership Brokers’ Fees
Schedule 6.1        -    Conduct of Business
Schedule 6.10        -    Easements

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT, dated as of May 5, 2015 (this “Agreement”), is entered into by and between PBF Energy Company LLC, a limited liability company formed under the Laws of the State of Delaware (“PBF Energy”), and PBF Logistics LP, a limited partnership organized under the Laws of the State of Delaware (the “Partnership”).
RECITALS
WHEREAS, Delaware Pipeline Company LLC, a Delaware limited liability company (“DPC”) and an indirect, wholly-owned Subsidiary (as defined below) of PBF Energy, owns the Delaware Products Pipeline (as defined below), with PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”), owning all of the limited liability company membership interests in DPC (the “DPC Subject Interests”);
WHEREAS, Delaware City Refining Company LLC, a Delaware limited liability company (“DCR”) and an indirect, wholly-owned Subsidiary of PBF Energy, owns the Delaware Products Rack (as defined below) (collectively with the Delaware Products Pipeline, the “Delaware Logistics Assets”);
WHEREAS, DCR has formed Delaware City Logistics Company LLC, a Delaware limited liability company (“DCLC” and, together with DPC, the “Transferred Companies”), with DCR owning all of the limited liability company membership interests in DCLC (such limited liability company membership interests, the “DCLC Subject Interests” and, together with the DPC Subject Interests, the “Subject Interests);
WHEREAS, prior to Closing (as defined below):
(i)     DCR intends to contribute the Delaware Products Rack to DCLC;
(ii)     next DCR intends to distribute the DCLC Subject Interests to PBF Holding; and
(iii)    next PBF Holding intends to distribute the Subject Interests to PBF Energy (the actions to be taken in subsections (i) through (iii) above, collectively, the “Restructuring”);
WHEREAS, the Partnership intends to (i) incur a new borrowing of up to between $300 to $350 million in cash (which may be in the form of senior debt, a new term loan, borrowings under the Partnership’s revolving credit agreement or any combination thereof) (the “Borrowed Funds”) guaranteed by PBF Energy, (ii) use approximately $.7 million of such borrowing to repay approximately $.7 million of its outstanding term loan and thereby release approximately $.7 million of marketable securities (the “Securities”) collateralizing the outstanding term loan, and sell the Securities to fund a cash distribution of approximately $.7 million to PBF Energy as reimbursement for certain pre-formation capital expenditures attributable to the Delaware Logistics Assets (the “Proceeds Distribution”), (iii) use a portion of the Borrowed Funds to pay off existing borrowing under the Partnership’s revolving credit agreement, and (iv) use a portion of the Borrowed Funds to pay part of the Cash Distribution as defined herein.

WHEREAS, PBF Energy intends to contribute to the Partnership, and the Partnership would then accept from PBF Energy, the Subject Interests, and, in exchange, the Partnership would (i) issue to PBF Energy the Common Unit Consideration and (ii) make the Proceeds Distribution to PBF Energy as reimbursement for certain pre-formation capital expenditures attributable to the Delaware Logistics Assets and distribute approximately $112.5 million of the Borrowed Funds to PBF Energy (the “Borrowed Funds Distribution” and, together with the Proceeds Distribution, the “Cash Distribution”);
WHEREAS, the parties to that certain Second Amended and Restated Omnibus Agreement, dated as of December 12, 2014 (the “Existing Omnibus Agreement”) desire to amend and restate the Existing Omnibus Agreement in the form attached as Exhibit A hereto (the “Amended and Restated Omnibus Agreement”) effective as of Closing (as defined below);
WHEREAS, the parties to that certain Second Amended and Restated Operation and Management Services and Secondment Agreement, dated as of December 12, 2014 (the “Existing Operation and Management Services Agreement”) desire to amend and restate the Existing Operation and Management Services Agreement in the form attached as Exhibit B hereto (the “Amended and Restated Operation and Management Services Agreement”) effective as of Closing;
WHEREAS, the Parties intend for PBF Holding and DPC to enter into the Delaware Pipeline Services Agreement in the form attached as Exhibit C (the “Pipeline Services Agreement”);
WHEREAS, the Parties intend for PBF Holding and DCLC to enter into the Delaware City Truck Loading Services Agreement in the form attached as Exhibit D hereto (the “Truck Loading Services Agreement”) effective as of Closing; and
WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Tudor, Pickering, Holt & Co. Advisors, LLC, the financial advisor to the Conflicts Committee, that the Common Unit Consideration and the Cash Distribution paid by the Partnership in exchange for the Subject Interests is fair, from a financial point of view, to the common unitholders of the Partnership other than the General Partner, PBF Energy, PBF Energy Inc. and their respective affiliates, (ii) found this Agreement, the other Transaction Documents (defined below) and the transactions contemplated hereby and thereby to be in the best interests of the Partnership and (iii) approved this Agreement, the other Transactions Documents and the transactions contemplated hereby and thereby.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1    Definitions. As used herein, the following capitalized terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and PBF Parent and its other Subsidiaries (including PBF Energy), on the other hand, shall be considered to be Affiliates with respect to each other.
“Agreement” has the meaning provided such term in the preamble to this Agreement.
“Amended and Restated Omnibus Agreement” has the meaning provided such term in the recitals to this Agreement.
“Amended and Restated Operation and Management Services Agreement” has the meaning provided such term in the recitals to this Agreement.
“Borrowed Funds” has the meaning provided such term in the recitals of this Agreement.
“Borrowed Funds Distribution” has the meaning provided such term in the recitals of this Agreement.
“Business” means the business conducted through the use of the Delaware Logistics Assets.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of New York, New Jersey or Delaware or a federal holiday in the United States.
“Cash Distribution” has the meaning provided such term in the recitals of this Agreement.
“Casualty Loss” means, with respect to all or any portion of the Delaware Logistics Assets, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Delaware Logistics Assets.
“Claim Notice” has the meaning provided such term in Section 9.3(a).
“Closing” has the meaning provided such term in Section 2.3(a).
“Closing Date” has the meaning provided such term in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” has the meaning provided such term in the Partnership Agreement.

“Common Unit Consideration” means the number of Common Units that is computed by (i) multiplying the Dropdown Aggregate Value by 21.3%, and (ii) dividing the product of the foregoing item (i) by the Per Unit Value; provided that if the number of Common Units so computed is not a whole number, such number shall be rounded to the nearest whole number of Common Units (and a 0.5 Common Unit shall be rounded to the next higher Common Unit).
“Company Guarantees” means all guaranties, letters of credit, bonds, sureties, cash collateral accounts, and other credit support or assurances provided by PBF Parent or any of its Affiliates (other than the Transferred Companies) in support of any obligations of the Transferred Companies, the Delaware Logistics Assets or the Business.
“Conflicts Committee” has the meaning provided such term in the Partnership Agreement.
“Contract” means any legally binding agreement, commitment, lease, license or contract.
“Contribution” has the meaning provided such term in Section 2.1.
“Cross Receipt” means a cross receipt acknowledging the receipt of the items in Section 2.3(b)(i), (ii) and (v) by the Partnership and the items in Section 2.3(c)(i), (ii), (iii) and (v) by PBF Energy.
“DCLC” has the meaning provided such term in the recitals to this Agreement.
“DCLC Subject Interests” has the meaning provided such term in the recitals to this Agreement.
“DCR” has the meaning provided such term in the recitals to this Agreement.
“DPC” has the meaning provided such term in the recitals to this Agreement.
“DPC Subject Interests” has the meaning provided such term in the recitals to this Agreement.
“DCT” means Delaware City Terminaling Company LLC, a Delaware limited liability company.
“Delaware Logistics Assets” has the meaning provided such term in the recitals to this Agreement.
“Delaware Products Pipeline” means the 23.4 mile, 16-inch interstate petroleum products pipeline originating at the Delaware City Refinery with its terminus at the Sunoco Logistics Partners L.P.’s Twin Oaks terminal, as generally described in clause (a) of Exhibit E.
“Delaware Products Rack” means the 15 lane, 76,000 barrel per day capacity truck loading rack located adjacent to the Delaware City Refinery, as generally described in clause (b) of Exhibit E.
“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.
“Dropdown Aggregate Value” means $143 million.
“Effective Time” has the meaning provided such term in Section 2.3(a).
“Environmental Law” means all Laws relating to (i) pollution or protection of human health, the environment or natural resources; (ii) any Release or threatened Release of, or exposure to, Hazardous Substances; (iii) greenhouse gas emissions; (iv) pipeline safety; or (v) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances. Without limiting the foregoing, “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, § 16 U.S.C. 1531 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006 and the Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011, 49 U.S.C. § 60101 et seq., and other environmental conservation and protection Laws, each as amended through the Closing Date.
“Environmental Losses” means any Losses suffered or incurred by reason of or arising out of (i) any violation or correction of violation of Environmental Laws; or (ii) any event, circumstance, action, omission, condition or environmental matter (including, without limitation, the exposure to, presence of, Release or threatened Release of Hazardous Substances) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, response, abatement, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable voluntary cleanup program, (B) the performance of a supplemental environmental project authorized or consented to by a Governmental Authority in partial or whole mitigation of a fine or penalty, (C) the cost or expense of the preparation and implementation of any investigatory closure, remedial or corrective action or other plans required or necessary under Environmental Laws or to satisfy any applicable voluntary cleanup program and (D) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Exhibits” means the exhibits attached hereto.
“Existing Omnibus Agreement” has the meaning provided such term in the recitals to this Agreement.

“Existing Operation and Management Services Agreement” has the meaning provided such term in the recitals to this Agreement.
“FERC” means the Federal Energy Regulatory Commission.
“Fundamental Representations” means the representations and warranties contained in Sections 3.1, 3.2, 3.5, 4.1, 4.2, 5.1, 5.2 and 5.5.
“GAAP” means generally accepted accounting principles of the United States, consistently applied.
“General Partner” means PBF Logistics GP LLC, a Delaware limited liability company.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Hazardous Substance” means (i) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended through the Closing Date, (ii) radioactive materials, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde insulation, toxic mold or radon and (iii) oil as defined in the Oil Pollution Act of 1990, as amended through the Closing Date, including oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, other refined petroleum hydrocarbon and petroleum products.
“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person, and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.
“Indemnified Party” has the meaning provided such term in Section 9.3(a).
“Indemnifying Party” has the meaning provided such term in Section 9.3(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.
“Knowledge” means (a) as to the Partnership, the actual knowledge of those Persons listed on Schedule 1.1(i); and (b) as to PBF Energy, the actual knowledge of those Persons listed on Schedule 1.1(ii).
“Law” means any applicable statute, law (including common law), rule, regulation, ordinance, order, judgment, code, injunction, decree or other legally enforceable requirements of a Governmental Authority.
“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.
“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including those required to comply with any injunctive relief and reasonable fees and expenses of counsel); provided, however, that (a) Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages nor shall Losses include lost profits, lost opportunities or other speculative damages, except to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article IX, and (b) the amount of any Loss shall be reduced by (i) any insurance proceeds actually recovered with respect to such Loss, (ii) any Tax Benefits with respect to such Loss and (iii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss.
“Material Adverse Effect” means, with respect to PBF Energy, any circumstance, change or effect that (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of the Transferred Companies or the Business, or (b) materially impedes or would reasonably be expected to impede the ability of PBF Energy to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:
(i)    any change in general economic conditions in the industries or markets in which the Transferred Companies or the Business operate;
(ii)    seasonal reductions in revenues or earnings of the Transferred Companies or the Business substantially consistent with the historical results;
(iii)    national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
(iv)    changes in Law or GAAP;

(v)    the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby.
Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply to the extent such circumstance, change or effect has a materially disproportionate effect on the Transferred Companies or the Business as compared to other entities in the industry or markets in which the Transferred Companies or the Business operate.
“Material Casualty Loss” has the meaning provided such term in Section 6.8.
“Material Contracts” means each of the following types of Contracts related to the Business:
(i)    any Contract for the receipt, handling, throughput, custody and delivery of crude oil and any services ancillary thereto;
(ii)    any Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to Closing;
(iii)    any Contract involving a remaining commitment to pay capital expenditures in excess of $200,000;
(iv)    any Contract (or group of related Contracts with the same Person) for the lease of real or personal property to or from any Person providing for lease payments in excess of $200,000 per year;
(v)    any Contract between PBF Energy or any of its Affiliates, on the one hand, and a Transferred Company, on the other hand, that will survive the Closing;
(vi)    any Contract that limits the ability of a Transferred Company or the Delaware Logistics Assets to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;
(vii)    any partnership or joint venture agreement;
(viii)    any Contract granting to any Person a right of first refusal, first offer or right to purchase any of the Delaware Logistics Assets which right survives the Closing;
(ix)    any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; and
(x)    any other Contract (or group of related Contracts with the same Person) not enumerated in this Section 4.7, the performance of which by any party thereto involves consideration in excess of $200,000 per year.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Owned Real Property” has the meaning provided such term in Section 4.16(a).
“Parties” means PBF Energy and the Partnership.
“Partnership” has the meaning provided such term in the preamble to this Agreement.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 15, 2014.
“Partnership Approvals” has the meaning provided such term in Section 5.3.
“Partnership Debt” has the meaning provided such term in Section 7.1(a).
“Partnership Financial Statements” has the meaning provided such term in Section 5.9.
“Partnership Indemnified Parties” has the meaning provided such term in Section 9.2(a).
“Partnership SEC Documents” has the meaning provided such term in Section 5.9.
“Partnership Transaction Document Parties” means (i) the Partnership (including the General Partner when acting in its capacity as the general partner of the Partnership), (ii) with respect to the Pipeline Services Agreement, DPC and (iii) with respect to the Truck Loading Services Agreement, DCLC.
“PBF Approvals” has the meaning provided such term in Section 3.3.
“PBF Energy” has the meaning provided such term in the preamble to this Agreement.
“PBF Holding” has the meaning provided such term in the recitals of this Agreement.
“PBF Indemnified Parties” has the meaning provided such term in Section 9.2(b).
“PBF Parent” means PBF Energy Inc., a Delaware corporation.
“PBF Recourse Liabilities” means liabilities of the Partnership that constitute recourse liabilities for which PBF Energy bears the economic risk of loss, within the meaning of Treasury Regulation Section 1.752-2.
“PBF Transaction Document Parties” means PBF Energy, PBF Holding, DCR, and the General Partner (except when acting in its capacity as the general partner of the Partnership).
“Per Unit Valuation Date” means the date that is two Business Days prior to the date of this Agreement.
“Per Unit Value” means the product of (i) 100% and (ii) the volume-weighted average price of the Common Units on the New York Stock Exchange during the 20 trading days immediately preceding the Per Unit Valuation Date, calculated using data from Bloomberg.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities.
“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of the Transferred Companies to conduct the Business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of the Transferred Companies to conduct the Business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness for Borrowed Money and which do not materially and adversely affect the ability of the Transferred Companies to conduct the Business as currently conducted, (i) Liens listed in Schedule 1.1(iii), and (j) Liens created by the Partnership or its successors and assigns.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Pipeline Services Agreement” has the meaning provided such term in the recitals of this Agreement.
“Pre-Closing Period” has the meaning provided such term in Section 7.3.
“Post-Closing Period” has the meaning provided such term in Section 7.3.
“Proceeds Distribution” has the meaning provided such term in the recitals of this Agreement.
“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
“Release” or “Releasing” means depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaking, dumping or disposing into the environment, including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance.
“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Restructuring” has the meaning provided such term in the recitals of this Agreement.
“Securities” has the meaning provided such term in the recitals of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Straddle Period” has the meaning provided such term in Section 6.7(a).
“Subject Interests” has the meaning provided such term in the recitals of this Agreement.
“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such Person.
“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, backup withholding and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of Persons filing a Tax Return that includes such Person) is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, in each case, only the reasonable present value of any Tax Benefit shall be considered with respect to a Loss.
“Tax Proceeding” has the meaning provided such term in Section 7.1(b).
“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
“Tax Straddle Period” has the meaning provided such term in Section 7.3.
“Third Party Claim” has the meaning provided such term in Section 9.3(a).
“Transaction Debt” has the meaning provided such term in Section 7.1(a).

“Transaction Documents” means this Agreement, the Amended and Restated Operation and Management Services Agreement, the Amended and Restated Omnibus Agreement, the Pipeline Services Agreement, the Truck Loading Services Agreement and any other documents of conveyance or other related documents contemplated to be entered into in connection with the Agreement and the transaction contemplated hereby with respect to which the Partnership and PBF Energy are parties.
“Transfer Taxes” has the meaning provided such term in Section 7.5.
“Transferred Companies” has the meaning provided such term in the recitals to this Agreement.
“Truck Loading Services Agreement” has the meaning provided such term in the recitals of this Agreement.
“United States” or “U.S.” means United States of America.
Section 1.2    Rules of Construction.
(a)    All article, section and schedule references used in this Agreement are to articles, sections and schedules to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
(c)    The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(d)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(e)    All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)    Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

(h)    Unless expressly set forth or qualified otherwise (e.g., by “Business” or “trading”), all references herein to a “day” are deemed to be a reference to a calendar day.
(i)    References to any Law are references to such Law as it may be amended from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any succeeding Law.
ARTICLE II
CONTRIBUTION; CLOSING

Section 2.1    Contribution of Subject Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, PBF Energy shall contribute to the Partnership, and the Partnership shall accept from PBF Energy, the Subject Interests, free and clear of any Liens, other than transfer restrictions (i) imposed thereon by securities Laws, (ii) arising under the Organizational Documents of the applicable Transferred Company or (iii) resulting from actions of the Partnership or any of its Subsidiaries (the “Contribution”).
Section 2.2    Consideration.
(a)    At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the Subject Interests, the Partnership shall (i) issue to PBF Energy the Common Unit Consideration and (ii) distribute to PBF Energy (A) the Borrowed Funds Distribution, which distribution shall be sourced by the Partnership solely from debt proceeds under indebtedness that constitutes a PBF Recourse Liability and (B) the Proceeds Distribution.
(b)    The Parties acknowledge that the transactions described in this Article II are properly characterized as transactions described in Sections 721(a) and 731 of the Code.
Section 2.3    The Closing.
(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of PBF Energy, (i) within two Business Days following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) or (ii) at such other place or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”; provided, however, the Closing shall be deemed to have been consummated at 11:59:59 p.m.(Eastern time) on the Closing Date (the “Effective Time”).
(b)    At the Closing, PBF Energy will deliver (or cause to be delivered) the following documents and deliverables to the Partnership:
(i)    an assignment or assignments effecting the transfer to the Partnership of ownership of all of the Subject Interests together with certificates, if any, representing the Subject Interests and such other documentation as is reasonably required to transfer the Subject Interests to the Partnership;

(ii)    executed counterparts of the Pipeline Services Agreement, the Truck Loading Services Agreement, the Amended and Restated Omnibus Agreement and the Amended and Restated Operation and Management Services Agreement, in each case, executed by each party thereto, other than the Partnership or its applicable Subsidiaries;
(iii)    a certification in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that PBF Energy is not a foreign person;
(iv)    the Cross Receipt executed by PBF Energy; and
(v)    such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership and agreed to by PBF Energy prior to the Closing Date to carry out the intent and purposes of this Agreement.
(c)    At the Closing, the Partnership will deliver (or cause to be delivered) the following documents and deliverables to PBF Energy or take the following actions:
(i)    the Cash Distribution to PBF Energy by wire transfer of immediately available U.S. federal funds to an account specified by PBF Energy;
(ii)    executed counterparts of the Pipeline Services Agreement, the Truck Loading Services Agreement, the Amended and Restated Omnibus Agreement and the Amended and Restated Operation and Management Services Agreement, in each case, executed by the Partnership or its applicable Affiliates;
(iii)    issue, in certificated or book entry form, to PBF Energy the Common Unit Consideration;
(iv)    the Cross Receipt executed by the Partnership; and
(v)    such other certificates, instruments of conveyance and documents as may be reasonably requested by PBF Energy and agreed to by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO PBF ENERGY

Except as disclosed in the Disclosure Schedules, PBF Energy hereby represents and warrants to the Partnership as follows:
Section 3.1    Organization. PBF Energy is, and each of the other PBF Transaction Document Parties is, a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
Section 3.2    Authorization; Enforceability.
(a)    PBF Energy has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of PBF Energy, and no other limited liability company proceedings on the part of PBF Energy are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by PBF Energy, and this Agreement constitutes a valid and binding obligation of PBF Energy, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)    Each of the PBF Transaction Document Parties has all requisite limited liability company power and authority to execute and deliver the Transaction Documents (other than this Agreement) to which it will be a party. The execution and delivery of each of the Transaction Documents (other than this Agreement) by each PBF Transaction Document Party party thereto and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of such PBF Transaction Document Party.
Section 3.3    No Conflict. The execution and delivery of this Agreement by PBF Energy and of the other Transaction Documents by each of the PBF Transaction Document Parties party thereto and the consummation of the transactions contemplated hereby (including the Restructuring) and thereby (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “PBF Approvals”) have been made, given or obtained) do not and shall not:
(a)    violate in any material respect any Law applicable to PBF Energy or any of the other PBF Transaction Document Parties;
(b)    require any of them to make any filing with, obtain the consent, approval or authorization of, or provide notice to, any Person;
(c)    violate the Organizational Documents of PBF Energy or any of the other PBF Transaction Document Parties; or
(d)    (i) breach or result in the termination of any material Contract to which PBF Energy or any of the other PBF Transaction Document Parties is a party, (ii) result in the creation of any Lien upon the Subject Interests or (iii) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing;
Except in the case of clauses (a), (b) or (d), as would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.4    Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of PBF Energy, threatened that would adversely affect the ability of PBF Energy to perform its obligations under this Agreement or the ability of each of the PBF Transaction Document Parties to perform its obligations under each of the other Transaction Documents to which it is a party, and there are no orders or unsatisfied judgments from any

Governmental Authority binding upon PBF Energy or any of the other PBF Transaction Document Parties that would adversely affect the ability of PBF Energy to perform its obligations under this Agreement or the ability of any of the PBF Transaction Document Parties to perform its obligations under any of the other Transaction Documents, except in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.5    Brokers’ Fees. Except as set forth on Schedule 3.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by PBF Energy or any of its Affiliates.
Section 3.6    Investment Representation. PBF Energy is purchasing the Common Unit Consideration for its own account with the present intention of holding such units for investment purposes and not with a view to or for sale in connection with any public distribution of such units in violation of any federal or state securities Laws. PBF Energy acknowledges that such Common Units have not been registered under federal and state securities Laws and that such Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO THE TRANSFERRED COMPANIES AND THE DELAWARE LOGISTICS ASSETS

Except as disclosed in the Disclosure Schedules, PBF Energy hereby represents and warrants to the Partnership as follows:
Section 4.1    Organization of the Transferred Companies. Each Transferred Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease its properties and assets and to conduct the Business as it is now being conducted. Each Transferred Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. PBF Energy has made available to the Partnership true copies of the Organizational Documents of each Transferred Company.
Section 4.2    Capitalization.
(a)Upon consummation of the Restructuring and at Closing, PBF Energy will have good and valid title to, hold of record and own the Subject Interests free and clear of any Liens, other than transfer restrictions (i) imposed thereon by securities Laws, (ii) arising under the Organizational Documents of the applicable Transferred Company or (iii) resulting from the actions of the Partnership or any of its Subsidiaries.

(b)There are no outstanding equity interests in either Transferred Company other than the Subject Interests. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of a Transferred Company issued or granted by a Transferred Company, and there are no agreements of any kind which may obligate a Transferred Company to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents.
Section 4.3    No Conflict. The execution and delivery by PBF Energy of this Agreement and by each of the PBF Transaction Document Parties of the other Transaction Documents to which it will be a party and the consummation of the transactions contemplated hereby (including the Restructuring) and thereby (assuming all of the PBF Approvals have been made, given or obtained) do not and will not:
(a)    violate, in any material respect, any Law applicable to the Transferred Companies or the Delaware Logistics Assets;
(b)    require a Transferred Company to make any filing with, or obtain the consent, approval or authorization of, or provide notice to, any Person;
(c)    violate any Organizational Document of a Transferred Company; or
(d)    (i) result in the breach or termination of any Material Contract, (ii) result in the creation of any Lien upon the Delaware Logistics Assets or (iii) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.
except, in the case of clauses (a), (b) or (d), as would not, individually or in the aggregate, have a Material Adverse Effect.
Section 4.4    Delaware Logistics Assets. Upon completion of the Restructuring and at Closing, (a) DPC (i) will own the Delaware Products Pipeline, free and clear of any Liens except for Permitted Liens, and (ii) will not own any assets or properties other than the Delaware Products Pipeline; and (b) DCLC (i) will own the Delaware Products Rack, free and clear of any Liens except for Permitted Liens, and (ii) will not own any assets or properties other than the Delaware Products Rack.
Section 4.5    Subsidiaries. The Transferred Companies do not own any equity interests in any Person.
Section 4.6    Absence of Certain Changes. Since January 1, 2015, (a) the Business has been conducted, in all material respects, only in the ordinary course and (b) there has been no damage, destruction or loss to the Delaware Logistics Assets that would reasonably be expected to have a Material Adverse Effect.

Section 4.7    Contracts.
(a)    Except as set forth in Schedule 4.7, at Closing, the Transferred Companies will not be a party to, and the Delaware Logistics Assets will not otherwise be subject to, any Material Contracts.
(b)    Except as set forth in Schedule 4.7, each Material Contract listed thereon (i) will be in full force and effect and (ii) represent the legal, valid and binding obligation of a Transferred Company and, to the Knowledge of PBF Energy, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 4.7, neither of the Transferred Companies nor, to the Knowledge of PBF Energy, any other party is in breach of any Material Contract, and none of PBF Energy or, the Knowledge of PBF Energy, the Transferred Companies has received any written notice of termination or breach of any Material Contract.
Section 4.8    Company Guarantees. There are no Company Guarantees.
Section 4.9    Intellectual Property. DCR currently has access to, owns or has the right to use (and, at Closing, each Transferred Company, as applicable) will have access to, own or have the right to use) pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in connection with the ownership of Delaware Logistics Assets and the operation of the Business as presently conducted.
Section 4.10    Litigation. Except as set forth in Schedule 4.10, (a) there are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of PBF Energy, threatened against PBF Energy or any Affiliate relating to the Delaware Logistics Assets, other than lawsuits or actions which would not reasonably be expected to have a Material Adverse Effect, and (b) the Delaware Logistics Assets are not subject to any injunction, order or unsatisfied judgment from any Governmental Authority.
Section 4.11    Taxes. Except as set forth on Schedule 4.11, (a) all Tax Returns required to be filed by or with respect to the Delaware Logistics Assets have been filed on a timely basis (taking into account all extensions of due dates), (b) all Taxes owed by PBF Energy or any of its Affiliates with respect to the Delaware Logistics Assets, which are or have become due, have been timely paid in full, (c) there are no Liens on any of the Delaware Logistics Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Delaware Logistics Assets, other than Permitted Liens for Taxes, (d) each Transferred Company has been treated as an entity disregarded from its owner for federal income tax purposes and (e) there is no pending action, proceeding or, to the Knowledge of PBF Energy, investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Delaware Logistics Assets.
Section 4.12    Environmental Matters. Except as set forth on Schedule 4.12 or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)    the Delaware Logistics Assets are (and, at Closing, the Transferred Companies will be) in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Permits required under all Environmental Laws;
(b)    the Delaware Logistics Assets are not (and, at Closing, the Transferred Companies will not be) the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;
(c)    the Delaware Logistics Assets are not (and, at Closing, the Transferred Companies will not be) subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;
(d)    there has been no Release of any Hazardous Substance into the Environment by the Delaware Logistics Assets, except in compliance with applicable Environmental Law; and
(e)    there has been no exposure in violation of Environmental Laws of any Person or property to any Hazardous Substances in connection with the operation of the Delaware Logistics Assets.
The Partnership acknowledges that this Section 4.12 shall be deemed to be the only representation and warranty in this Agreement with respect to Environmental Laws or any other environmental matters.
Section 4.13    Legal Compliance; Permits. Except with respect to (i) matters set forth in Schedule 4.10 (Litigation) (ii) compliance with Laws concerning Taxes (as to which representations and warranties are made only pursuant to Section 4.11) and (iii) compliance with Environmental Laws (as to which representations and warranties are made only pursuant to Section 4.12), (a) to the Knowledge of PBF Energy, the Delaware Logistics Assets are in compliance in all material respects with all Laws, (b) no written notice of any violation of any Law relating to any of the Delaware Logistics Assets or the operation of the Business has been received and (c) DCR currently possesses (and, at Closing, each Transferred Company will possess or DCR will continue to maintain for the benefit of such Transferred Company) all material Permits necessary for it to own the Delaware Logistics Assets contributed to it and operate the Business as currently conducted, and all such Permits are in full force and effect, except in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 4.14    Insurance. Schedule 4.14 sets forth a list of the material insurance policies with respect to which the Delaware Logistics Assets and the Business are beneficiaries. All such insurance policies are (and, at Closing, will be) in full force and effect, and all premiums due and payable under such policies have been paid. No written notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received.
Section 4.15    Employees. The Transferred Companies do not (i) have any employees or (ii) maintain or contribute to, and are not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

Section 4.16    Title to Properties and Related Matters.
(a)    DCR and DPC each has, and at Closing each Transferred Company will have (with respect to the Delaware Logistics Assets), (i) good and valid fee simple title to all of the owned real property listed in Section 4.16(a)(i) of Exhibit E (the “Owned Real Property”), free and clear of any Liens, except for Permitted Liens, (ii) good and valid rights in each of the leases, easements and access agreements listed in Section 4.16(a)(ii) of Exhibit E (the “Real Property Agreements”), free and clear of any Liens, except for Permitted Liens, and (iii) good and valid title to all of the personal property that constitutes a portion of the Delaware Logistics Assets, except in each case, for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The Owned Real Property and the Real Property Agreements constitute all of the real property interests necessary for operation of the Delaware Logistics Assets in substantially the same manner as they are currently being operated.
Section 4.17    FERC. DPC is, and at Closing, will be, in compliance with all applicable orders and regulations of FERC that pertain to the businesses or operations of the Delaware Products Pipeline, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No approval of FERC is required in connection with execution of this Agreement by the PBF Transaction Document Parties or the consummation by the PBF Transaction Document Parties of the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE PARTNERSHIP

The Partnership hereby represents and warrants to PBF Energy as follows:
Section 5.1    Organization of the Partnership. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.2    Authorization; Enforceability.
(a)    The Partnership has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of the Partnership, and no other partnership proceeding on the part of the Partnership is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Partnership, and this Agreement constitutes a valid and binding obligation of the Partnership, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)    Each of the Partnership Transaction Document Parties has all requisite partnership or limited liability company power and authority, as the case may be, to execute and deliver the Transaction Documents (other than this Agreement) to which it will be a party. The execution and delivery of each of the Transaction Documents (other than this Agreement) by the Partnership Transaction Document Parties party thereto and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite partnership or limited liability company action, as the case may be, on the part of each of such Partnership Transaction Document Parties.
Section 5.3    No Conflict. The execution and delivery by the Partnership of this Agreement and the other Transaction Documents by each of the Partnership Transaction Document Parties party thereto and the consummation of the transactions contemplated hereby and thereby (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Partnership Approvals”) have been made, given or obtained) do not and shall not:
(a)    violate in any material respect, any Law applicable to the Partnership or any of the other Partnership Transaction Document Parties:
(b)     require the Partnership to make any filing with, obtain the consent, approval or authorization of, or provide notice to, any Person;
(c)    violate any Organizational Document of the Partnership or any of the other Partnership Transaction Document Parties; or
(d)    (i) breach any material Contract, to which the Partnership or any of the other Partnership Transaction Document Parties is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of the Partnership or any of the other Partnership Transaction Document Parties or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.
except, in the case of clause (a), (b) or (d), as would not, individually or in the aggregate, (i) have a material adverse effect on the Partnership or (ii) materially impede the ability of the Partnership to complete the transactions contemplated herein and in the other Transaction Documents.
Section 5.4    Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of the Partnership, threatened that would adversely affect the ability of the Partnership to perform its obligations under this Agreement or the ability of each of the Partnership Transaction Document Parties to perform its obligations under of the other Transaction Documents to which it is a party, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon the Partnership or any of the other Partnership Transaction Document Parties that would adversely affect the ability of the Partnership to perform its obligations under this Agreement or the ability of any of the Partnership Transaction Document Parties to perform its obligations under any of the other Transaction Documents to which it is a party, except, in each case, as would not, individually or in the aggregate, (i) have a material adverse effect on the Partnership or (ii) materially impede the ability of the Partnership or any of its Subsidiaries to complete the transactions contemplated herein and in the other Transaction Documents.

Section 5.5    Brokers’ Fees. Except as set forth on Schedule 5.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Partnership or any of its Subsidiaries.
Section 5.6    Issuance of Common Unit Consideration. Upon issuance, all of the Common Unit Consideration will be duly authorized, validly issued and outstanding, and will have been issued free of preemptive rights in compliance with Laws. Upon issuance, the Common Unit Consideration will be fully paid (to the extent required by the Partnership Agreement) and nonassessable (subject to Del. Code Ann. Tit. 6, §§ 17-303(a), 17-607 and 17-804 (2007)). Upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, PBF Energy will acquire good and valid title to all of the Common Unit Consideration, free and clear of any Liens other than transfer restrictions (i) imposed thereon by securities Laws or (ii) arising under the Partnership Agreement.
Section 5.7    Financing. At or prior to the Closing, the Partnership will have sufficient funds to pay the Cash Distribution to PBF Energy at the Closing, the Borrowed Funds Distribution portion of which shall be sourced by the Partnership solely from debt proceeds under indebtedness that constitutes a PBF Recourse Liability.
Section 5.8    Investment Representation. The Partnership is purchasing the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Subject Interests in violation of any federal or state securities Laws. The Partnership acknowledges that the Subject Interests have not been registered under federal and state securities Laws and that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
Section 5.9    Partnership SEC Documents. The Partnership has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Partnership SEC Documents”). The Partnership SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Partnership Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Partnership SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Partnership Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
ARTICLE VI
COVENANTS

Section 6.1    Conduct of Business. From the date of this Agreement through the Closing, except: (1) as set forth on Schedule 6.1, (2) for the Restructuring, (3) as contemplated by this Agreement and the other Transaction Documents, or (4) as consented to by the Partnership in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    PBF Energy shall cause (i) the Delaware Logistics Assets and the Business to be operated in the ordinary course and (ii) use Reasonable Efforts to preserve intact the Delaware Logistics Assets and the Business, including current relationships with customers, contractors, suppliers and other Persons having significant business relations with the Delaware Logistics Assets; and
(b)    PBF Energy shall not (and, as applicable, shall cause each Transferred Company not to):
(i)    enter into or permit any joint venture, strategic alliance, noncompetition or similar arrangement that affects the Transferred Companies or the Delaware Logistics Assets;
(ii)    sell, assign, transfer, lease, or otherwise dispose of any of the Delaware Logistics Assets;
(iii)    abandon any of the Delaware Logistics Assets or liquidate, dissolve or otherwise wind up a Transferred Company or the Business;
(iv)    incur any Indebtedness for Borrowed Money that, at Closing, would become a liability of a Transferred Company or otherwise affect the Delaware Logistics Assets;
(v)    issue or sell any equity interests, notes, bonds or other securities of a Transferred Company (other than the Subject Interests) or any option, warrant or right to acquire same;
(vi)    permit the execution, amendment or termination of any Material Contract to which a Transferred Company is party or that otherwise materially affects the Delaware Logistics Assets;

(vii)    cause a Transferred Company to make a loan or extend credit to any Person (other than extensions of credit to customers in the ordinary course of business and inter-company loans under PBF Parent’s cash management system);
(viii)    commence or settle any material lawsuit or legal action to which a Transferred Company is party or otherwise affecting the Delaware Logistics Assets;
(ix)    cause a Transferred Company to hire any employees or adopt, maintain or contribute to any employee benefit or welfare plan;
(x)    create or assume any Liens on the Delaware Logistics Assets, other than a Permitted Lien; or
(xi)    undertake any capital expenditure relating to the Delaware Logistics Assets in excess of $1,000,000.
(i)    agree, whether in writing or otherwise, to do any of the foregoing.
Section 6.2    Access.
(a)    From the date hereof through the Closing, PBF Energy shall afford the Partnership and its authorized Representatives reasonable access, during normal business hours and in such manner as not unreasonably to interfere with normal operation of the Business, to the properties, books, Contracts, records and appropriate officers and employees of each of PBF Energy’s Affiliates who currently own or provide services to the Delaware Logistics Assets, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Delaware Logistics Assets as the Partnership and such Representatives may reasonably request. PBF Energy shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Notwithstanding the foregoing, the Partnership shall have no right of access to, and PBF Energy shall not have any obligation to provide to the Partnership, information relating to (i) any proprietary data which relates to another business of PBF Energy or its Affiliates and is not primarily used in connection with the ownership, use or operation of the Delaware Logistics Assets, (ii) any information the disclosure of which would jeopardize any privilege available to PBF Energy or any of its Affiliates relating to such information, (iii) any information subject to contractual confidentiality obligations or (iv) any information the disclosure of which would result in a violation of Law.
(b)    The Partnership agrees to be liable to and indemnify, defend and hold harmless PBF Energy and its Affiliates and employees, from and against any and all Losses, claims and causes of action for personal injury, death or property damage occurring as a result of the Partnership or any of its Representatives’ access to properties, books, Contracts, records and appropriate officers and employees of PBF Energy’s Affiliates who currently own or provide services to the Delaware Logistics Assets; provided, however, that such indemnity will not apply to the extent that any such Losses, claims or causes of action arise out of the gross negligence or willful misconduct of PBF Energy or any of its Affiliates or employees.

Section 6.3    Third Party Approvals.
(a)    The Partnership shall (and shall cause its Subsidiaries to) use Reasonable Efforts to obtain all material consents and approvals of third parties that the Partnership or any of its Subsidiaries are required to obtain in order to consummate the transactions contemplated hereby (including the Restructuring), including the Partnership Approvals.
(b)    PBF Energy shall (and shall cause its Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that PBF Energy or any of its Affiliates are required to obtain in order to consummate the transactions contemplated hereby (including the Restructuring), including the PBF Approvals; provided, however, that PBF Energy shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
Section 6.4    Restructuring. From the date of this Agreement until the Closing, PBF Energy shall, and shall cause its Affiliates to, use Reasonable Efforts to cause the Restructuring to be consummated prior to the Closing Date, including making all filings with respect thereto and seeking all approvals required in connection therewith; provided, however, that PBF Energy shall not be obligated to effect or consent to any action, individually or in the aggregate, that would have or would reasonably be expected to have a material adverse effect on PBF Energy or any of its Affiliates.
Section 6.5    Updating of Disclosure Schedules. At any time up to two Business Days prior to the Closing Date, PBF Energy and the Partnership shall supplement in writing any information furnished on their respective Disclosure Schedules to reflect post-signing developments and matters that have come to the Knowledge of PBF Energy or the Partnership, as the case may be, which if not included on a Disclosure Schedule would constitute a breach of this Agreement by such Party, by furnishing such supplemented information to the other Party pursuant to the notice provisions contained herein; provided, however, that no such supplement of the Disclosure Schedules shall have any effect for purposes of determining the satisfaction of the conditions set forth in Article VIII; and provided, further, that if (a) a Party so furnishes supplemental information, (b) the absence of such information would have resulted in a breach of any representation or warranty under this Agreement and (c) the Closing occurs, then such information shall be deemed to amend this Agreement and the Disclosure Schedules for all other purposes hereunder, including the entitlement to indemnification under Article IX.
Section 6.6    Books and Records. From and after the Closing, the Partnership shall preserve and keep a copy of all books and records (other than Tax records which are addressed in Article VII) relating to the business or operations of the Transferred Companies and the Delaware Logistics Assets on or before the Closing Date in the Partnership’s possession for a period of at least seven years after the Closing Date. After such seven year period, before the Partnership shall dispose of any such books and records, the Partnership shall give PBF Energy at least 90 days prior notice to such effect, and PBF Energy shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as PBF Energy may select. The Partnership shall provide to PBF Energy, at no cost or expense to PBF Energy, reasonable access during business hours to such books and records as remain in the Partnership’s possession and reasonable access during business hours to the properties and employees of the Partnership in connection with matters relating to the business or operations of the Transferred Companies or the Delaware Logistics Assets on or before the Closing Date and any disputes relating to this Agreement.
Section 6.7    Straddle Period Distribution.
(a)    With respect to any distribution of cash by a Transferred Company after the Closing Date related to a period of time that includes, but does not end on, the Closing Date (a “Straddle Period”), the Partnership shall, promptly upon its receipt of any such cash distribution by such Transferred Company attributable to the Subject Interests, pay PBF Energy an amount in cash equal to the product of (A) the amount of such cash distribution multiplied by (B) the quotient of (i) the number of days in the period beginning on the first day of the Straddle Period and ending on and including the Closing Date and (ii) the total number of days in the Straddle Period.
(b)    The Partnership and PBF Energy agree that any payment by the Partnership pursuant to Section 6.7(a) would be characterized as PBF Energy’s retention of the right to its share of the cash distribution by such Transferred Company for the Straddle Period.
Section 6.8    Casualty Loss. PBF Energy shall promptly notify Partnership of any Casualty Loss of which PBF Energy becomes aware prior to the Closing. If a Casualty Loss occurs and such Casualty Loss would reasonably be expected to have a Material Adverse Effect (a “Material Casualty Loss”), PBF Energy shall have the right to extend the Closing Date for up to 45 days for the purpose of repairing or replacing the assets destroyed or damaged by the Material Casualty Loss. The costs to repair or replace the assets destroyed or damaged by the Material Casualty Loss shall be borne by PBF Energy. Any insurance, condemnation or taking proceeds as a result of a Casualty Loss occurring prior to Closing shall be for the account of PBF Energy, and each Party shall execute such assignments, releases, resolutions or other documents as may be necessary to vest such proceeds for the account of PBF Energy.
Section 6.9    Reimbursement of Carryover and Maintenance Expenditure Costs. PBF Energy agrees to promptly reimburse the Partnership for the amount of any and all capital or maintenance expenditures incurred by the Partnership or its Subsidiaries needed to complete the following items: Replacement and/or relocation above grade during the Initial Term of the Pipeline Services Agreement of 9 block valves on the Delaware Products Pipeline currently located below grade.
Section 6.10     Certain Easements to be Entered into Prior to or at Closing. The Parties acknowledge and agree that the easements relating to Delaware Logistics Assets set forth on Schedule 6.10 will be entered into prior to or at Closing.
ARTICLE VII
TAX MATTERS

Section 7.1    Tax Treatment and Related Covenants.
(a)    Prior to the Closing, but no more than ninety (90) days prior to the Closing, the Partnership will incur a new and separate borrowing (which may be in the form of senior debt, a new term loan or any combination thereof) in an amount equal to the Borrowed Funds under indebtedness that constitutes a PBF Recourse Liability in a manner such that the Borrowed Funds Distribution is allocable to the proceeds of such borrowing pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation 1.163-8T (such borrowing, and any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c), the “Transaction Debt”, and together with all other indebtedness of the Partnership that constitutes a PBF Recourse Liability, the “Partnership Debt”).
(b)    The Parties intend that the transactions described in this Agreement are properly characterized as transactions described in Sections 721(a) and 731 of the Code and agree to file all Tax Returns in a manner consistent with such treatment. The receipt of the Cash Distribution shall be treated (A) as a “debt-financed transfer” to PBF Energy under Treasury Regulations Section 1.707-5(b) to the extent the Borrowed Funds Distribution is traceable under the principles of Treasury Regulations Section 1.163-8T to PBF Energy’s allocable share, determined under Treasury Regulations Section 1.707-5(b)(2), of Partnership Debt and (B) as a reimbursement of PBF Energy’s preformation expenditures with respect to the Delaware Logistics Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent of the Proceeds Distribution.
(c)    For a period of four (4) years following the Closing Date, the Parties shall ensure (and shall cause their respective Affiliates to ensure) that PBF Energy’s “allocable share” of (i) the Transaction Debt will not be less than the entire outstanding principal balance of the Transaction Debt outstanding immediately after the Closing and (ii) the Partnership Debt will not be less than the entire outstanding principal balance of the Partnership Debt outstanding immediately after the Closing.
(d)    PBF Energy will maintain a net value (as determined pursuant to the principles of Treasury Regulation Section 1.752-2(k)(2), applying those principles as if PBF Energy were a disregarded entity for federal income tax purposes) that is not less than the principal amount of Partnership Debt outstanding immediately after the Closing, which amount will be reduced by principal payments by Partnership on such indebtedness and which amount will not be increased by any new borrowings by the Partnership.
(e)    The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 7.1, except with the prior written consent of PBF Energy or as otherwise required by applicable Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.
Section 7.2    Assistance and Cooperation. PBF Energy and the Partnership agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Delaware Logistics Assets as is reasonably requested by PBF Energy, the Partnership or any Affiliate for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained under this Section 7.2 shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of PBF Energy and the Partnership.

Section 7.3    Tax Allocation and Indemnification. Except as provided in Section 7.5, PBF Energy shall retain responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify the Partnership for, all Taxes related to the Delaware Logistics Assets attributable to taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period”), and the Partnership shall assume responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify PBF Energy for, all Taxes related to the Delaware Logistics Assets attributable to taxable periods beginning after the Closing Date (the “Post-Closing Period”). In the case of any Taxes related to the Delaware Logistics Assets that are payable for any taxable period that begins before and ends after the Closing Date (any “Tax Straddle Period”), the portion of such Taxes attributable to the period of time prior to the Closing Date (a) in the case of any property, ad valorem, or similar Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the Tax Straddle Period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on an interim closing-of-the-books basis if the relevant Tax period ended at the close of business on the Closing Date. PBF Energy shall be responsible for, and shall indemnify the Partnership for, all Taxes related to the Delaware Logistics Assets with respect to the portion of any Tax Straddle Period prior to the Closing Date. The Partnership shall be responsible for, and shall indemnify PBF Energy for all Taxes related to the Delaware Logistics Assets with respect to the portion of any Tax Straddle Period after the Closing Date.
Section 7.4    Filing of Tax Returns; Payment of Taxes. Except as otherwise provided, regardless of which party is responsible for Taxes under this Section 7.4, PBF Energy shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Pre-Closing Period (and shall file all such Tax Returns), and the Partnership shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Post-Closing Period (and shall file all such Tax Returns). PBF Energy shall deliver to the Partnership within thirty (30) days of filing copies of all Tax Returns filed by or on behalf of PBF Energy after the Closing Date relating to the Delaware Logistics Assets and any supporting documentation provided by or on behalf of PBF Energy to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.
Section 7.5    Transfer Taxes. All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Contribution and the transfer of Dropdown Aggregate Value pursuant thereto shall be borne equally by PBF Energy and the Partnership. PBF Energy and the Partnership shall cooperate in causing the filing of all necessary Tax Returns and timely pay all such Transfer Taxes as required by Applicable Law.
Section 7.6    Scope. Notwithstanding anything to the contrary herein, this Article VII shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 4.11). The rights under this Article VII shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS

Section 8.1    Conditions to Obligations of the Partnership. The obligation of the Partnership to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Partnership:
(a)    all of the PBF Approvals have been made, given or obtained in order to consummate the transactions contemplated hereby (including the Restructuring);
(b)    each of the representations and warranties of PBF Energy contained in this Agreement shall be true and correct as of the Closing, as if made at and as of that time other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date without giving effect to the words “material” or “Material Adverse Effect” contained in such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, the Fundamental Representations of PBF Energy shall be true and correct as of the Closing, as if made at and as of that time.
(c)    PBF Energy shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;
(d)    PBF Energy shall have delivered to the Partnership a certificate dated the Closing Date, certifying that the conditions specified in Sections 8.1(b) and 8.1(c) have been fulfilled;
(e)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith;
(f)    the Partnership shall have received an executed counterpart of each of the other Transaction Documents (in addition to this Agreement), signed by each PBF Transaction Document Party thereto;
(g)    the Restructuring has been consummated without the occurrence of a Material Adverse Effect; and
(h)    the Partnership shall have received the Borrowed Funds and consummated the transactions related thereto.

Section 8.2    Conditions to the Obligations of PBF Energy. The obligation of PBF Energy to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by PBF Energy:
(a)    all of the Partnership Approvals have been made, given or obtained in order to consummate the transactions contemplated hereby (including the Restructuring);
(b)    each of the representations and warranties of the Partnership contained in this Agreement shall be true and correct as of the Closing, as if made at and as of that time other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date without giving effect to the words “material” contained in such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, (i) have a material adverse effect on the Partnership or (ii) materially impede the ability of the Partnership or any of the other Partnership Transaction Document Parties to complete the transactions contemplated herein and in the other Transaction Documents; provided, however, the Fundamental Representations of the Partnership shall be true and correct as of the Closing, as if made at and as of that time.
(c)    the Partnership shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Partnership on or before the Closing;
(d)    the Partnership shall have delivered to PBF Energy a certificate, dated the Closing Date, certifying that the conditions specified in Section 8.2(b) and (c) have been fulfilled;
(e)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith;
(f)    PBF Energy shall have received an executed counterpart of each of the other Transaction Documents (in addition to this Agreement), signed by each Partnership Transaction Document Party thereto; and
(g)    the Restructuring has been consummated without the occurrence of any circumstance, change or effect that would reasonably be expected to materially impede the ability of PBF Energy or any of the other PBF Transaction Document Parties to complete the transactions contemplated herein and in the other Transaction Documents.

ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival.
(a)    The representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the closing for 18 months following the Closing; provided, however, that (i) the Fundamental Representations shall survive the Closing for five years following the Closing, (ii) the representations and warranties set forth in Section 4.11 (Taxes) shall survive as set forth in Article VII and (iii) the representations and warranties in Section 4.12 (Environmental Matters) shall survive until the Closing. No Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty or pre-closing covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant or claim, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.
(b)    All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.
Section 9.2    Indemnification.
(a)    Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, PBF Energy shall indemnify and hold harmless the Partnership, the Partnership’s subsidiaries and their respective Representatives (the “Partnership Indemnified Parties”) from and against:
(i)    all Losses that the Partnership Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of PBF Energy in this Agreement or in any closing certificate to be delivered by PBF Energy at the Closing pursuant to this Agreement; and
(ii)    (A) all Losses suffered or incurred by the Partnership Indemnified Parties relating to the presence of any fixtures or equipment not listed on Exhibit E and (B) all Environmental Losses (including as a result of any Releases from underground lines or tank floors) suffered or incurred by the Partnership Indemnified Parties relating to the ownership or operation of the Delaware Logistics Assets and the Business that occurred or existed on or before the Closing Date, but only to the extent such Environmental Losses (A) occurred or existed on or before the Closing Date, even if such Environmental Losses do not accrue until after the Closing Date, and (B) are identified prior to the 15th anniversary of the Closing Date.
(iii)    all Losses arising from or out of or relating to the matters described in Schedule 4.10;

(b)    Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, the Partnership shall indemnify and hold harmless PBF Energy and its Affiliates and their respective Representatives (the “PBF Indemnified Parties”) from and against:
(i)     all Losses that the PBF Indemnified Parties incur arising from or out of or relating to any breach of any representation, warranty or covenant of the Partnership in this Agreement or any closing certificate to be delivered by the Partnership at the Closing pursuant to this Agreement; and
(ii)    all Losses of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by any PBF Indemnified Party, including Environmental Losses, by reason of or arising out of any events or conditions associated with the Delaware Logistics Assets, the Business or the Subject Interests on or after the Closing Date, except to the extent (A) that the Partnership is indemnified with respect to any such Losses pursuant to Section 9.2(a) and (B) that such indemnification shall not apply to the extent of any negligence, willful misconduct or criminal conduct of PBF Energy or any of its Affiliates that caused or contributed to such Loss.
(c)    Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.
(d)    Notwithstanding anything in this Article IX to the contrary, all Losses relating to Taxes which are the subject of Article VII shall only be subject to indemnification under Section 7.3.
Section 9.3    Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)    Any Partnership Indemnified Party or PBF Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the Party providing the indemnification hereunder (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
(b)    The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
(c)    If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(d)    Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.
(e)    Notwithstanding anything to the contrary in this Section 9.3, the indemnification procedures set forth in Article VII shall control any indemnities relating to Taxes.
Section 9.4    Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:
(a)    a breach of any representation or warranty (other than with respect to a breach of the Fundamental Representations) of PBF Energy in this Agreement in connection with any single item or group of related items that results in Losses of less than $50,000 shall be deemed, for all purposes of this Article IX not to be a breach of such representation, warranty or pre-closing covenant;

(b)    PBF Energy shall not have any liability under Section 9.2(a)(i) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations) except if the aggregate Losses actually incurred by the Partnership Indemnified Parties thereunder exceed $250,000 of the Dropdown Aggregate Value, and then, subject to Section 9.4(c), only to the extent such aggregate Losses exceed such amount;
(c)    in no event shall (i) the aggregate liability of PBF Energy under Section 9.2(a)(i) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations) exceed 10.0% of the Dropdown Aggregate Value and (ii) the aggregate liability of PBF Energy arising out of or relating to (A) Section 9.2(a)(i) for breaches of the Fundamental Representations exceed 100.0% of the Dropdown Aggregate Value;
(d)    for purposes of determining the amount of a Loss, with respect to any asserted breach or inaccuracy of a representation or warranty of a Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III, IV or V (except in the case of the term Material Contract); provided that this Section 9.4(d) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.
(e)     for the avoidance of doubt, nothing in this Section 9.4 shall affect the provisions of Article VII.
Section 9.5    Waiver of Other Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF PBF ENERGY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT INTERESTS, THE DELAWARE LOGISTICS ASSETS, THE BUSINESS OR THE TRANSFERRED COMPANIES OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, PBF ENERGY MAKES NO REPRESENTATION OR WARRANTY TO THE PARTNERSHIP WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE DELAWARE LOGISTICS ASSETS, THE BUSINESS OR THE TRANSFERRED COMPANIES.
Section 9.6    Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the Cash Distribution for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.
Section 9.7    Exclusive Remedy.
(a)    Notwithstanding anything to the contrary herein, except as provided in Sections 7.3,7.5, 9.2 or 10.2, no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and the Partnership and PBF Energy hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.
(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 9.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE IX.
ARTICLE X
TERMINATION

Section 10.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)    by the mutual consent of the Partnership and PBF Energy as evidenced in writing signed by each of the Partnership and PBF Energy;
(b)    by either of the Partnership or PBF Energy if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
(c)    by either the Partnership or PBF Energy, if the Closing has not occurred on or before June 30, 2015 or such later date as the Parties may agree upon.
Section 10.2    Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party hereto other than for any prior breaches, as to which the Parties will remain liable and/or to which the other Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Sections 10.2 and 11.4 shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS

Section 11.1    Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:
(a)    If to the Partnership, to:
PBF Logistics LP
222 Lakeview Avenue, Suite 1510
West Palm Beach, Florida 33401
Attention:    Todd O’Malley
Facsimile:    (973) 455-7562

With copies to:

PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054

Attention:	David Roush, Chairman of the Conflicts Committee of the Board of Directors of PBF Logistics GP LLC

Facsimile:	(973) 455-7562

(b)    If to PBF Energy, to:
PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:    Erik Young
Facsimile:    (973) 455-7562

with copies to:

PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:    Jeffrey Dill
Facsimile:    (973) 455-7562

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 11.2    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
Section 11.3    Rights of Third Parties. Except for the provisions of Section 9.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
Section 11.4    Expense. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that PBF Energy shall be responsible for all filing and other similar fees payable in connection with any filings or submissions by either Party if necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Section 11.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart of a signature page of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have, for all purposes, the same legal effect as delivery of a manually executed counterpart.
Section 11.6    Entire Agreement. This Agreement (together with the Disclosure Schedules to this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to such subject matter.
Section 11.7    Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to them in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by either Party, in and of itself, that such information is material to or outside the ordinary course of the Business or required to be disclosed on the Disclosure Schedules. The information set forth on any Disclosure Schedules shall be deemed to apply and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection.
Section 11.8    Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 11.9    Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of the Partnership and PBF Energy, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.
Section 11.10    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
Section 11.11    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to the Laws that might be applicable under conflicts of laws principles.
(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Delaware, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Wilmington, Delaware with respect to any matter under this Agreement shall be binding.
(c)    To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).
(d)    THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
Section 11.12    Action by the Partnership. With respect to any action (including any case where the agreement of, or selection by, the Partnership is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership prior to the Closing Date with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

[Signature page follows.]

IN WITNESS WHEREOF, this Contribution Agreement has been duly executed and delivered by each Party as of the date first above written.

PBF Energy:

PBF ENERGY COMPANY LLC

By:	/s/ Jeffrey Dill
Name:	Jeffrey Dill
Title:	Secretary

Partnership:

PBF LOGISTICS LP
By: PBF LOGISTICS GP LLC, its general partner

By:	/s/ Todd O'Malley
Name:	Todd O'Malley
Title:	President

[Signature Page to the Contribution Agreement]

Exhibit A

Form of Third Amended and Restated Omnibus Agreement

Exhibit B

Form of Third Amended and Restated Operation
and Management Services and Secondment Agreement

Exhibit C
Form of Pipeline Services Agreement

Exhibit D
Form of Truck Loading Services Agreement

Exhibit E

Description of Delaware Logistics Assets

The Delaware City Truck Rack generally consists of the following assets

1)	Truck Loading Lanes

The truck loading system consists of 15 loading lanes, 11 for gasoline, distillate fuels and 4 for LPG (propane and propylene), along with associated piping, pumps, controls and instrumentation to receive finished product from the Refinery and deliver into customer trucks.

2)	Additive injection systems

Piping, pumps, controls and instrumentation to inject the appropriate amount of additive into each product as it is delivered into customer trucks.

3)	Additive Storage tanks

Additive Storage tanks 1072, 1075, 1095, 1069, 1095, 1096, to receive and store product additives for the Truck Rack.

4)	Vapor Recovery System

The system consists of a Zinc 2000 vapor recovery unit, tanks, pumps, piping, controls, instrumentation and other associated equipment to collect vapor from the loading lanes and pump to Refinery tank 205.

5)	Vapor Combustion System

The system consists of a NAO vapor combustion unit, blowers, igniters, pumps, vapor and pilot gas piping, controls, instrumentation and other associated equipment to collect and combust vapor from the loading lanes.

6)	Firewater System

The firewater system consists of a 900 gallon foam tank, lane sprinklers, on-site hydrants, monitors, hose reels and distribution piping, supplied from the Refinery firewater system.

7)	Sewer System

The system consists of all of the sewer drains, sumps, and collection hubs located on the property of the Delaware City Truck Terminal, feeding the oily water and storm sewer systems owned by the Refinery for delivery and treatment at the DCRC Waste Water Treatment Unit.

8)	Electrical System

The electrical system consists of all of wires, cables and electrical distribution infrastructure located on the Delaware City Truck Rack.

9)	Building and improvements

The Truck Rack assets include all buildings and improvements not specifically listed or excluded elsewhere. These improvements include such items as security shelters, cameras, roads, walkways, fencing etc. necessary for the security and effective use of the Truck Rack assets.

10)	Vehicles

1 truck and 1 Kubota, and all associated lawn care and snow removal equipment.

11)	Property

The real property depicted on the attached diagram.

The Delaware Pipeline generally consists of the following assets

1)	Pipeline

The pipeline system consists of 23.4 miles of 16” pipeline, 2 main line pumps, 2 booster pumps, 10 intermediate block valves, along with other valves, piping, pumps, tanks, sumps, controls, instrumentation and other associated equipment to receive products from the Refinery and transport to Sunoco Logistics Pipeline connection at Twin Oaks.

2)	Electrical System

The electrical system consists of transformers, switchgear, and all wires, cables and electrical distribution infrastructure associated with the DPC equipment.

3)	Building and improvements

The Pipeline assets include all buildings and improvements not specifically listed or excluded elsewhere. These improvements include such items as security shelters, cameras, roads, walkways, fencing etc. necessary for the security and effective use of the DPC assets.

4)	Vehicles

2 owned trucks, 2 leased trucks, 2 trailers, 1 tractor and 1 brush hog, and all associated lawn care, snow removal and pipeline light maintenance equipment, associated with DPC operation.

5)	Trademark

Trademark registration numbers 4040498 (US) and TMA838851 (Canada) for Delaware Pipeline Company stylized half circle design

6)	Property

The real property shown on the following pages and the right of way agreements listed thereafter.

DISCLOSURE SCHEDULES
to the
CONTRIBUTION AGREEMENT
by and between
PBF ENERGY COMPANY LLC
and
PBF LOGISTICS LP
dated as of
May 5, 2015

These Disclosure Schedules are being delivered pursuant to the Contribution Agreement, dated as of May 5, 2015 (the "Agreement"), by and between PBF Energy Company LLC, a Delaware limited liability company formed under the Laws of the State of Delaware ("PBF Energy"), and PBF Logistics LP, a limited partnership organized under the Laws of the State of Delaware (the "Partnership"). Unless the context otherwise requires, all capitalized terms used in these Disclosure Schedules shall have the respective meanings assigned to them in the Agreement.

No reference to or disclosure of any item or other matter in these Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in these Disclosure Schedules. No disclosure in these Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in these Disclosure Schedules shall not be deemed to be an admission or acknowledgment by either Party, in and of itself, that such information is material to or outside the ordinary course of the Business or required to be disclosed on these Disclosure Schedules. The information set forth on any Disclosure Schedules shall be deemed to apply and qualify the Section or subsection of the Agreement to which it corresponds in number and each other Section or subsection of the Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection.

Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Disclosure Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section references and headings in these Disclosure Schedules are to sections of the Agreement and are for convenience of reference only and shall not be deemed to modify or influence the interpretation contained in these Disclosure Schedules or the Agreement.

Schedule 1.1 (i) - Partnership Knowledge
Schedule 1.1 (ii) - PBF Energy Knowledge
Schedule 1.1 (iii) - Permitted Liens
Schedule 3 .3 - PBF Approvals
Schedule 3.5 - PBF Energy Brokers' Fees
Schedule 4.7 - Material Contracts
Schedule 4.10 - Litigation
Schedule 4.11 - Taxes
Schedule 4.12 - Environmental Matters
Schedule 4.14 - Insurance
Schedule 5.3 - Partnership Approvals
Schedule 5.5 - Partnership Brokers' Fees
Schedule 6.1 - Conduct of Business
Schedule 6.10 - Easements

Schedule l.l(i)
Partnership Knowledge

Todd O'Malley
Erik Young
Jeff Dill
Joe Marino
Mary Birmingham

Schedule l.l(ii)
PBF Energy Knowledge

Matt Lucey
Erik Young
Jeff Dill
Jim Fedena
Joe Marino
Mary Birmingham
Heather Chelpaty
Pat Kennedy

Schedule l.l(iii)
Permitted Liens

Attached

Schedule l.l(iii)
Delaware City Refining Company LLC
Parcels 3B-1 and 3B-3

These parcels are in accordance with Fidelity National Title Insurance Company Title Commitment No. 4799436, with an effective date of April 29, 2014, per this Title Commitment the properties are subject the following:

Report #	Record Number	Date	Description	Parcel	Purpose of Document/Description

B-2 #10	20090729-0050228	April 16, 2009	Affidavit for Assignment Document of Rights-of-way and permits (blanket in nature)	both	Transfer of Right of ways and Permits
B-2 #24	X-90-593	September 9, 1975	Gas Pipeline Easement (unable to locate or plot-no plan provided)	both	Grant of easement and ROW
B-2 #35b	194-240*	March 6, 1984	20' wide Pipeline Easement ( as shown-along River Road)	3B-1	Pipeline ROW Grant
B-2 #35c	194-245*	March 6, 1984	Pipeline Easement (as shown-same as 194-240 along River Road)	3B-1	Pipeline ROW Grant
B-2 #42	2567-286	October 1, 1998	Prior Subject Deed (blanket in nature)	both	Transfer to STAR Enterprise
B-2 #47	194-255	March 6, 1984	Getty Pipeline Lease (as shown-pertains to Parcel 3B-1)	3B-1	Lease site for a pipeline booster station E of River Road
B-2 #57	2361-34	October 7, 1997	DP&L Electric for power poles along River Road (unable to locate and plot)	both	Communication and Electric
B-2 #59	M-84-523	May 15, 1970	DP&L Electric Easement (unable to locate and plot-no plan provided)	both	need DP&L plan 7621-B3-7
B-2 #60	P-73-314	July 16, 1964	20' wide DP&L Electric Easement (unable to locate and plot)		need DP&L plan 6632-D9-3
B-2 #62	T-87-442	April 23, 1973	40' wide DP&L Electric Easement (as shown-along River Road)	3B-1	easterly side of River Road
B-2 #63	W-75-397	July 22, 1965	20' wide DP&L Electric and GAs Easement (as shown along River Road)	both	DP&L plan 5497-E16-3
B-2 #66	814-314	December 31, 1988	Prior Subject Deed (not plottable-encumbrances are blanket in nature)	both	Transfer of undivided equitable interest between Texaco and Saudi
B-2 #108	MF-20140324-0011662	March 21, 2013	Record Minor Subdivision Plan (prior Record Plan)	both	38 Subdivision Plan

* These easements are for the Delaware City Pipeline and were granted by the owner of the refinery at the time of construction of the pipeline

Schedule 3.3
PBF Approvals

None

Schedule 3.5
PBF Energy Brokers' Fees

None

Schedule 4.7
Material Contracts

Delaware Pipeline Company

1.    Pipeline Control Room Operating and Monitoring Agreement between Delaware
Pipeline Company LLC and Buckeye Development & Logistics II LLC dated as of June 1, 2013
•     Scope: Buckeye to manage receipts into and out of pipeline, monitor pipeline for abnormal conditions and emergencies, start/stop equipment in accordance with DPC instructions, manage loss/gain and coordinate switches on batches, maintain and support pipeline SCADA system, compliance with DOT record-keeping requirements, coordinate with DPC personnel on operations and other duties as agreed. DPC to provide field services for DOT compliance, notify Buckeye of maintenance affecting line and providing Buckeye with written pumping schedule.
•         Term: 3 years initial term; after initial term, agreement remains in effect until 270 days written notice by either party.
•    Fees: $11,250 per month adjusted yearly by Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W). Currently paying approximately $15,000 a month. Annual expenditures with expenses are over $200,000 a year and termination of this contract would have a Material Adverse Effect on DPC.

Delaware Truck Loading Rack (to be owned by Delaware City Logistics Company LLC
"DCLC")

1.     Toptech Software License and Support Agreements. These agreements are for Toptech shipment processing software which is primarily used at the rack but is also used in the refinery for chemical loads. Toptech hardware is located at the rack with a data line to the refinery chemical rack. The Agreements were originally with PBF Holding but DCLC has been added as a co-party given the location of the hardware and the use of the software by DCLC. PBF Holding pays the fees and will recover DCLC's responsible portion of these fees.

Schedule 4.10
Litigation

None

Schedule 4.11
Taxes

None

Schedule 4.12
Environmental Matters

In connection with the Delaware Logistics Assets, aside from the indemnities set forth herein, Valero Energy Corporation ("Valero") remains responsible for certain pre-acquisition environmental obligations up to $20,000,000. Motiva Enterprises LLC ("Motiva"), the predecessor to Valero in ownership of the refinery, retains other historical obligations. This paragraph addressing the Valero and Motiva obligations is provided in this Schedule 4.12 for informational purposes only and such obligations do not alter, modify or otherwise limit the representations and warranties in Section 4.12 of the Contribution Agreement.

EPA issued Corrective Action Permit #HW09Al3, held by Motiva, which sets specific requirements for investigation and cleanup of historical hazardous releases at the Delaware City Refinery. Included in the Permit is the requirement to remediate groundwater. There are two separate plumes being remediated, one or both of which may flow under the Delaware Products Rack and portions of the Delaware Products Pipeline.

There are no known active or historical releases from the Delaware Products Rack and the
Delaware Products Pipeline, and there is no active remediation currently underway at either asset.

Schedule 4.14
Insurance

Insurance Summary

Coverage	Limits	Deductible

Property
All Risk Coverage	$1.5B per occ/agg	$5MM - 60 Day BI Wait Period
Terrorism Coverage	$1.0B per occ/agg	$5MM - 60 Day BI Wait Period

Casualty
General Liability - Primary (NEW Standalone)	$5MM/$10MM per occ/agg	$2MM
Umbrella	$375MM per occ/agg
Business Auto	$1MM per occ/agg	$500K

Financial Management
Director & Officers Liability	$50MM ea loss/agg	Zero for D&O's/$1M for Corp Reimb

Environmental
Legal Pollution - Master	$200MM per occ/agg	$1MM

Schedule 5.3
Partnership Approvals

None

Schedule 5.5
Partnership Brokers' Fee

•	Tudor, Pickering, Holt & Co. Advisors, LLC

Schedule 6.1
Conduct of Business

None

Schedule 6.10
Easements

Delaware Pipeline Company LLC

1.    Easement- Booster Station, 16" Pipeline and Communication System;

2.    Easement- Pipeline North from DCPC Booster Station;

3.    Easement- Cross Access- Gate 14 to Additive Tanks to Mercaptan Tank and DCPC Booster Station via J Street and East 6th Street;

4.    Easement- Blanket Utility- Including but not limited to electric, instrument air, fiber optics/DCS controls, communication, oily water sewer, steam, storm sewer, product lines, component lines, crude lines, firewater supply, fire monitors, hydrants and systems, sanitary sewer and domestic water;

5.    All other easements and ROW of record.

Delaware Logistics Company LLC

6.    Easement- Cross Access- East 1st Street to Crude Tank Farm

7.    Easement- Cross Access- Terminal entrance to Marketing Gate

8.    Easement- Equipment- Twelve (12) Additive Tanks and One (1) Wild Stream Blender
and Access to J. Street

9.    Easement- Equipment- Mercaptan Tank

10.    Easements- (2) Blanket Utility - Including but not limited to electric, instrument air, fiber optics/DCS controls, communication, oily water sewer, steam, storm sewer, product lines, component lines, crude lines, firewater supply, fire monitors, hydrants and systems, sanitary sewer and domestic water;

11.    All other easements and ROW of record.